UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 15, 2016

Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On August 15, 2016, Arch Capital Group Ltd. (“ACGL”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with American International Group, Inc. (“AIG”) pursuant to which, upon the terms and subject to the conditions thereof, ACGL agreed to purchase from AIG all of the issued and outstanding shares of capital stock of United Guaranty Corporation, a North Carolina corporation (“UG Corp”), and AIG United Guaranty (Asia) Limited (“UG Asia” and, together with UG Corp, “United Guaranty”) (the United Guaranty shares together with the UG Asia shares, the “Shares”).

As aggregate consideration for the Shares, on the closing date ACGL will pay to AIG aggregate consideration of up to approximately $3.42 billion, consisting of the following:  (i) cash consideration of approximately $2.2 billion (the “Base Cash Consideration”); (ii) a number of shares of ACGL’s convertible non-voting common-equivalent preference shares having the terms set forth in an exhibit to the Stock Purchase Agreement (the “Convertible Preferred Shares”) equal to $975.0 million based on a formula and subject to a collar as described below; and (iii) an additional amount (or if such amount is negative $0) in cash equal to $250.0 million less the Company Dividend Amount (as defined below), if any, less the value of the Perpetual Preferred Shares (as defined below) issued to AIG, if any.  The Stock Purchase Agreement entitles AIG to take dividends or other distributions from United Guaranty in an amount not to exceed $250.0 million between the signing of the Stock Purchase Agreement and the closing date (the amount of any such dividends or distributions, the “Company Dividend Amount”).  As an additional component of the consideration for the transaction, ACGL can require AIG to accept up to $250.0 million of Perpetual Preferred Shares (which will have the same terms as at least $450.0 million of ACGL’s perpetual preference shares expected to be sold in a public offering) ( the “Perpetual Preferred Shares”) less the Company Dividend Amount.

Pursuant to the Stock Purchase Agreement, the number of Convertible Preferred Shares issued to AIG will be calculated by reference to the “Average Stock Price,” which is defined as the volume-weighted average closing trading price per common share of ACGL on NASDAQ, as reported in The Wall Street Journal (or such other source as the parties to the Stock Purchase Agreement shall agree in writing) (the “VWAP”) during the period of 15 days for which the NASDAQ is open for trading ending on and including the fifth trading day prior to the closing date.  The Average Stock Price is subject to adjustment in accordance with the Stock Purchase Agreement if ACGL consummates a common stock issuance prior to the closing date.  If the Average Stock Price per common share of ACGL’s common stock is between $65.7342 per share and $76.3938 per share, ACGL will issue a number of Convertible Preferred Shares that initially converts into ACGL common stock equal to $975.0 million divided by the Average Stock Price.  If the Average Stock Price is greater than $76.3938 per share, ACGL will issue a number of Convertible Preferred Shares that initially converts into ACGL common stock equal to $975.0 million divided by $76.3938 per share.  If the Average Stock Price is less than $65.7342 per share, ACGL will issue a number of shares of Convertible Preferred Shares that initially converts into ACGL common stock equal to $975 million divided by $65.7342 per share.  The low reference price is subject to adjustment if ACGL consummates a common stock issuance prior to the closing date.

Notwithstanding the foregoing, if at the closing date any required governmental approvals for the sale, delivery and purchase of UG Asia have not been obtained, then, at the closing (a) AIG shall not deliver the UG Asia shares and (b) the Base Cash Consideration shall be reduced by $40 million (the “UG Asia Consideration”).  In that case, closing of UG Asia shall occur (including the payment of the UG Asia Consideration) when all required governmental approvals have been obtained, or on such date as AIG and ACGL may agree in writing, but not later than December 31, 2017, at which point UG Asia will be retained by AIG.

The Stock Purchase Agreement contains customary covenants of AIG, including, among others, AIG’s covenant to cause United Guaranty to conduct its business in the ordinary course of business, consistent with past practice, between the execution of the Stock Purchase Agreement and the closing, subject to certain exceptions.  Significant other covenants of AIG include:  (i) providing access to properties and records and maintaining confidentiality; (ii) not taking certain actions without the consent of ACGL; (iii) using reasonable best efforts to obtain requisite consents from third parties required in order to consummate the transaction contemplated by the Stock Purchase Agreement; (iv) using reasonable best efforts to take actions necessary in relation to the parties’ obtaining required consents from regulatory authorities and government-sponsored entities; (v) terminating intercompany agreements (other than specified agreements); (vi) not soliciting or accepting acquisition proposals; (vii) using commercially reasonable best efforts to assist ACGL in obtaining financing for the transaction; (viii) entering into a transition services agreement with ACGL to provide certain services to United Guaranty after closing and (ix) following closing, not engaging in the business of writing new primary private mortgage insurance in the United States and Hong Kong for a period of twenty four (24) months following the closing date.

The Stock Purchase Agreement contains certain covenants of ACGL, including, among others:  (i) providing certain access to records and cooperating with AIG following closing; (ii) using commercially reasonable best efforts to obtain financing on the terms and conditions described in the Bridge Credit Agreement (as defined below); and (iii) using reasonable best efforts to take actions necessary in relation to obtaining required consents from regulatory authorities and government-sponsored entities.  In connection with obtaining such consents of regulatory authorities and government-sponsored entities, it is anticipated that ACGL or its subsidiaries may be required to make certain financial or other commitments with respect to its mortgage insurance subsidiaries or United Guaranty, the form and amount of which will be determined based upon discussions with such authorities.  ACGL has agreed to accept any financial requirements imposed by regulatory authorities and government-sponsored entities unless, following discussions regarding any such financial or other requirements with the applicable regulatory authority or government-sponsored entity, such requirement results in a “Burdensome Condition” (as defined in the Stock Purchase Agreement).

ACGL and AIG each make customary representations and warranties in the Stock Purchase Agreement, which survive the closing and generally terminate eighteen months thereafter.  AIG, on the one hand, and ACGL, on the other hand, agree to indemnify one another for breaches of their respective representations, warranties and covenants, subject to terms and limitations as described in the Stock Purchase Agreement.

The transaction contemplated by the Stock Purchase Agreement, which is currently expected to close during the fourth quarter of 2016 or the first quarter of 2017, is subject to certain closing conditions, including, among others, (i) expiration or early termination of the waiting period required by the HSR Act, (ii) the receipt of certain approvals of regulatory authorities and government-sponsored entities, (iii) the execution of an excess of loss agreement between subsidiaries of AIG and United Guaranty and (iv) receipt by AIG of confirmation from the Board of Governors of the Federal Reserve System that neither ACGL, United Guaranty nor any of their respective subsidiaries will be subject to “Systemically Important Financial Institutions” rules and regulations.  There is no financing condition for the acquisition.

The Stock Purchase Agreement may be terminated under certain circumstances, including:  (i) the parties’ mutual agreement; (ii) by either ACGL or AIG, if the closing has not occurred on or before March 31, 2017, subject to an extension at the request of either party of up to three months for the receipt of certain approvals (such date, as may be extended, the “Outside Date”); (iii) by either ACGL or AIG, in the event of the issuance of a final, non-appealable governmental order restraining or prohibiting the consummation of the transaction contemplated by the Stock Purchase Agreement or in the event that any law has been enacted, promulgated or issued by any governmental authority that restrains, enjoins or prohibits the transaction contemplated by the Stock Purchase Agreement or that would render the consummation of such transaction illegal; or (iv) the non-terminating party’s material uncured breach of the Stock Purchase Agreement.  In the event that either ACGL or AIG terminates the Stock Purchase Agreement due to a failure to obtain the necessary regulatory approvals (which does not include the failure to receive the approvals set forth in clause (iv) of the prior paragraph) on or before the Outside Date and specified ACGL conditions to closing are otherwise satisfied, ACGL will pay AIG a termination fee equal to $150.0 million.

In connection with ACGL’s acquisition of the Shares, the 50% quota share reinsurance agreement between United Guaranty Residential Insurance Company and three subsidiaries of AIG relating to policy years 2014, 2015 and 2016 will be amended to terminate on a run-off basis as of 12:01 a.m. on January 1, 2017.

The foregoing is a summary of certain material terms of the Stock Purchase Agreement, and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Investor Rights Agreement

Simultaneously with the consummation of the acquisition of the Shares, ACGL and AIG will enter into an investor rights agreement (the “Investor Rights Agreement”).  The Investor Rights Agreement restricts the transfer of Convertible Preferred Shares by AIG and its controlled affiliates for eighteen months after the effective date of the Investor Rights Agreement as follows:  (i) none of the Convertible Preferred Shares may be sold prior to the six-month anniversary of the closing date; (ii) one-third of the Convertible Preferred Shares may be sold during the period from the six-month anniversary of the closing date to the date immediately prior to the twelve-month anniversary of the closing date; (iii) two-thirds of the Convertible Preferred Shares may be sold during the period from the six-month anniversary of the closing date to the date immediately prior to the eighteen-month anniversary of the closing date; and (iv) all of the Convertible Preferred Shares may be sold from and after the eighteen-month anniversary of the closing date, subject to certain exceptions.

Pursuant to the terms of the Investor Rights Agreement, ACGL will file a shelf registration statement to register all common shares of ACGL issuable upon a conversion of the Convertible Preferred Shares, and any Perpetual Preferred Shares issued to AIG.  The Investor Rights Agreement will also provide AIG, any successor thereto and any permitted transferee (collectively, the “Investors”) with demand and “piggy-back” rights, subject to certain minimum offering requirements and customary conditions.

Until the date on which AIG and the other Investors beneficially own, in the aggregate, Convertible Preferred Shares representing less than 5% of the total issued and outstanding common shares of ACGL (on an as-converted basis), without the prior written consent of ACGL, AIG and the other Investors may not, among other things, acquire common shares of ACGL; or take specified actions to propose an acquisition of ACGL.  In addition, pursuant to the Investor Rights Agreement neither ACGL nor the other Investors will take any action that could reasonably be expected to result in AIG, the other Investors or any of their respective affiliates, acting alone or as part of a group, directly or indirectly, to take specified actions, including without limitation (i) beneficially owning more than 5% of ACGL’s common shares or other voting securities (or any securities convertible into, or exercisable or exchangeable for, ACGL’s common shares or other voting securities, on an as-converted basis) or (ii) controlling more than 23.5% (calculated in a manner consistent with the Bank Holding Company Act of 1956, as amended, together with any regulations promulgated thereunder) of the total equity of ACGL.

The foregoing is a summary of the material terms of the form of Investor Rights Agreement, and is qualified in its entirety by reference to the full text of the form of Investor Rights Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Bridge Credit Agreement

In connection with the entering into of the Stock Purchase Agreement, ACGL entered into a bridge credit agreement with Credit Suisse AG, Cayman Islands Branch (“CS”), as administrative agent and initial lender (the “Bridge Credit Agreement”).  The Bridge Credit Agreement provides for commitments by the lenders thereunder to provide up to $1,375,000,000 of term loans (the “Bridge Loans”) to fund the cash consideration under the Stock Purchase Agreement and to pay fees and expenses in connection with the acquisition and the Bridge Credit Agreement.

Commitments under the Bridge Credit Agreement (or, to the extent funded, the Bridge Loans) may be voluntarily reduced (or prepaid) by ACGL without premium or penalty, other than payment of customary breakage costs. Commitments under the Bridge Credit Agreement (or, to the extent funded, Bridge Loans) will be subject to mandatory reduction (or, in the case of Bridge Loans, mandatory prepayment), by an amount equal to the net cash proceeds of certain debt incurrences, equity issuances and asset sales.  The commitments under the Bridge Credit Agreement will expire five business days after the Outside Date if the closing of the acquisition has not occurred on or prior to such date.

Conditions to borrowing under the Bridge Credit Agreement include the absence of a Material Adverse Effect (as defined in the Stock Purchase Agreement) in United Guaranty after

December 31, 2015, the concurrent consummation of the acquisition in accordance with the Stock Purchase Agreement, and other conditions customary for bridge financings of this type.

The Bridge Loans, if funded, will mature on the date that is 364 days after funding.  Bridge Loans will bear interest at a rate based on LIBOR or the base rate plus, in each case, an applicable margin. The applicable margin for LIBOR loans would range from 0.875% to 1.625% per annum and for base rate loans would range from 0.0% to 0.625% per annum, in each case, depending on the public debt rating of ACGL then in effect, increasing by 0.25% (with respect to each level of public debt rating) every 90 days after funding.  In addition, customary fees will be payable under the Bridge Credit Agreement and related documents.

The Bridge Credit Agreement contains financial covenants that require ACGL to maintain a minimum consolidated tangible net worth and a maximum ratio of total consolidated debt to the sum of total consolidated debt plus consolidated net worth. The Bridge Credit Agreement also includes customary affirmative covenants, negative covenants and events of default.  These provisions are generally consistent with those in ACGL’s existing revolving credit agreement.

Arch Capital Group (U.S.) Inc. will provide a guaranty of the obligations under the Bridge Credit Agreement.  ACGL has the ability under the Bridge Loan Agreement to designate one of its subsidiaries to be the borrower pursuant to the terms thereof.  In such case, ACGL would guarantee the obligations of the subsidiary borrower.

The foregoing is a summary of the material terms of the Bridge Credit Agreement, and is qualified in its entirety by reference to the full text of the Bridge Credit Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03                                  Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under the heading “Bridge Credit Agreement” under Item 1.01 of this Current Report on Form 8K and is incorporated herein by reference.

ITEM 7.01                                  Regulation FD Disclosure.

On August 15, 2016, ACGL issued a press release relating to the Stock Purchase Agreement.  A copy of that press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

On August 16, 2016, ACGL released an investor presentation relating to the Stock Purchase Agreement, a copy of which is filed as Exhibit 99.2 to this report.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that section, nor shall it be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

ITEM 9.01                                  Exhibits.

EXHIBIT NO.	DESCRIPTION

2.1	Stock Purchase Agreement, dated as of August 15, 2016, between Arch Capital Group Ltd. and AIG International Group, Inc.

10.1	Form of Investor Rights Agreement between Arch Capital Group Ltd. and AIG International Group, Inc. (incorporated by reference to Exhibit B to the Stock Purchase Agreement filed as Exhibit 2.1).

10.2	Bridge Credit Agreement, dated as of August 15, 2016, among Arch Capital Group Ltd., Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the Lenders party thereto.

99.1	Press Release issued by Arch Capital Group Ltd. on August 15, 2016.

99.2	Investor Presentation, dated August 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.

Date: August 16, 2016	By:	/s/ Mark D. Lyons
Name: Mark D. Lyons
Title: Executive Vice President Chief Financial Officer and Treasurer

Exhibit Index

EXHIBIT NO.	DESCRIPTION

2.1	Stock Purchase Agreement, dated as of August 15, 2016, between Arch Capital Group Ltd. and AIG.

10.1	Form of Investor Rights Agreement between Arch Capital Group Ltd. and AIG (incorporated by reference to Exhibit B to the Stock Purchase Agreement filed as Exhibit 2.1).

10.2	Bridge Credit Agreement, dated as of August 15, 2016, among Arch Capital Group Ltd., Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the Lenders party thereto.

99.1	Press Release issued by Arch Capital Group Ltd. on August 15, 2016.

99.2	Investor Presentation, dated August 16, 2016.